Exhibit 5.1
May 16, 2008
American International Group, Inc.
     70 Pine Street,
     New York, New York 10270.
Ladies and Gentlemen:
     In connection with the several purchases today by the Underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated May 12, 2008 (the “Underwriting Agreement”), between American International Group, Inc., a Delaware corporation (the “Company”), and Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc., as Representatives of the several Underwriters, of 196,710,525 shares (the “Securities”) of the Company’s common stock, par value $2.50 per share (the “Common Stock”), we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:
     1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.
     2. The Securities have been validly issued and are fully paid and nonassessable.
     The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the certificates for the Securities will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

American International Group, Inc.	-2-
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statements (File Nos. 333-150865; 333-143992 and 333-106040). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993.
Very truly yours,
/s/   SULLIVAN & CROMWELL LLP